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Exhibit 99.B(22)(i)(16)

                        [Goodwin Procter LLP Letterhead]


December 22, 2004

SSgA Funds
909 A Street
Tacoma, WA 98402

Ladies and Gentlemen:

As counsel to SSgA Funds (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion in connection with the issuance of an unlimited number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in SSgA Directional Core Equity Fund, each a portfolio series of the Trust, as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 87 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-19229) filed with the Securities and Exchange Commission.

We have examined the First Amended and Restated Master Trust Agreement of the Trust dated October 13, 1993, as amended, the By-laws of the Trust, certain resolutions adopted by the Board of Trustees of the Trust, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information relating to the Shares, as in effect at the time of sale, will be legally issued, fully-paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Statement of Additional Information contained in the Amendment. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP